Exhibit 99.1

Contact:	Cathy Engel	FOR IMMEDIATE RELEASE
PECO
2301 Market Street, S14-1
Philadelphia, PA 19103
215-841-5555
catherine.engel@peco-energy.com

SIGNED . . .SEALED . . .DELIVERED!

Settlement is first step to end price uncertainty

and provides $7 million in additional energy efficiency assistance to low-income customers

PHILADELPHIA (March 10, 2009) – PECO has finalized a plan that will result in the lowest electricity prices for customers when rate caps expire on January 2011. The plan also provides $7 million in additional energy efficiency assistance for low-income customers. Agreed to by consumer advocates, industrial users and others, the plan was filed today for approval with the Pennsylvania Public Utility Commission (PUC) and is part of PECO’s comprehensive program to address the needs of customers in 2011 and beyond.

“This is a very good day for all PECO customers,” said Denis O’Brien, president and CEO of PECO. “We know our customers are concerned about how the end of rate caps will impact their bill. With this plan we can begin purchasing electricity in the near future, taking advantage of current lower prices. We also will make those purchases in a way that will provide the best prices for our customers. And, we will provide even more assistance to customers through energy efficiency and weatherization, which benefits the environment as well.”

The plan includes:

A robust strategy to buy electricity at the lowest prices

PECO will take advantage of current wholesale market prices by beginning to buy electricity for its customers in June. The company will buy electricity at several different times, reducing the risk to customers of purchasing electricity all at one time, when market prices could be high.

Specifically, PECO will buy electricity nine times between June 2009 and the fall of 2012. PECO’s purchases will include both short-term and long-term contracts, as well as some hourly priced purchases.

The electricity that PECO buys will be available to customers who do not choose to purchase their electricity from a retail energy supplier. PECO will continue to ensure the safe, reliable delivery of electricity to all customers regardless of whether or not they purchase electricity from another supplier.

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PECO Settlement Release

Significantly expanded programs for low-income customers

PECO, which already manages the largest and most comprehensive low-income programs in the state, will significantly expand those programs as a result of the settlement. PECO’s Customer Assistance Program (CAP), which provides discounted rates to qualified customers, will be expanded from four to six rates to provide more targeted assistance.

PECO also will spend an additional $7 million during the next four years on energy efficiency, conservation and weatherization programs for low-income customers. This is in addition to the $5.6 million currently spent each year through the Low Income Usage Reduction Program (LIURP).

Easing the transition to market-based rates

PECO committed to working with retail electric marketers to support a healthy retail energy market for Pennsylvania. The company also will provide customers with helpful information on the competitive energy market and retail energy suppliers.

Beyond this filing, the company will continue to develop programs to help customers manage the transition to market-based rates. These would include energy efficiency tools and information, rebates, and the option to phase-in any price increases.

PECO’s Early Phase-In proposal is currently being reviewed by the PUC. Through Early Phase-In, customers would make advance payments beginning in July 2009. Those payments, plus 6 percent interest paid by PECO, would be applied to their account beginning in January 2011 to help offset any price increases.

Organizations that worked with PECO to achieve the settlement included the Office of the Consumer Advocate, Office of the Small Business Advocate, the Philadelphia Area Industrial Energy Users Group, the City of Philadelphia, the Retail Energy Supplier Association and others.

A complete copy of the settlement is available at www.peco.com/KNOW.

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Based in Philadelphia, PECO is an electric and natural gas utility subsidiary of Exelon Corporation (NYSE: EXC). PECO serves 1.6 million electric and 485,000 natural gas customers in southeastern Pennsylvania and employs about 2,400 people in the region. PECO delivered 83.7 billion cubic feet of natural gas and 39.4 billion kilowatt-hours of electricity in 2008. Founded in 1881, PECO is one of the Greater Philadelphia Region’s most active corporate citizens, providing leadership, volunteer and financial support to numerous arts and culture, education, environmental, economic development and community programs and organizations.

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